Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Russ Fleeger
Franklin Electric Co., Inc.
260.824.2900

Franklin Electric Announces Repurchase of Company Shares

Fort Wayne, IN – June 13, 2025 – Franklin Electric Co., Inc. (NASDAQ: FELE) is pleased to announce the successful completion of a stock purchase transaction involving shares held within the Patricia Schaefer Settlement Trust, a trust established by the late Patricia Schaefer. The purchase transaction involved the acquisition of 1,200,000 shares of the Company’s common stock at a price equal to $86.78 per share, which was the volume-weighted average price of the stock on NASDAQ for the five trading days preceding today’s closing.

Joe Ruzynski, Chief Executive Officer of Franklin Electric, commented on the transaction, stating, “We were saddened to learn of the passing of Patricia Schaefer, a pillar of her community and the daughter of our founder. As we had the option to repurchase shares, we were pleased to be able to provide a source of liquidity for Ms. Schaefer’s estate to satisfy its tax obligations. This purchase also reflects our confidence in Franklin Electric's strong balance sheet, cash flow generation, our strategic plans, and our future. We are proud to demonstrate our belief in the company's enduring prospects while simultaneously supporting the needs of the Schaefer estate.”

In connection with the purchase transaction, the Company’s Board of Directors approved an increase to the Company’s share repurchase authorization of 1,200,000 shares of common stock, such that after the transaction described herein, the Company will continue to be authorized to repurchase up to an aggregate 1,126,635 shares of its common stock.

About Franklin Electric
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers worldwide in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be recognized in Newsweek’s lists of America’s Most Responsible Companies 2024, Most Trustworthy Companies 2024, and Greenest Companies 2025; Best Places to Work in Indiana 2024; and America’s Climate Leaders 2024 by USA Today.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.